Exhibit 99.1

Heinz Reports Strong Third-Quarter Results with EPS from Continuing Operations up 9% to $0.83

PITTSBURGH--(BUSINESS WIRE)--February 25, 2010--H.J. Heinz Company (NYSE:HNZ):

Third-Quarter FY10 Highlighted Results from Continuing Operations:

  Reported sales grew almost 13% to $2.68 billion
  Emerging Markets delivered more than 15% organic sales growth (18% reported)
  Top 15 brands generated better than 5% organic sales growth (15.2% reported)
  19th consecutive quarter of organic sales growth (3%)
  Gross profit margin improved 180 basis points
  Marketing investments increased 41%
  Operating income grew approximately 14% to $437 million
  $0.83 EPS from Continuing Operations increased more than 9% despite higher tax rate
  Operating Free Cash Flow increased 88% to $439 million
  Heinz on track to deliver its recently increased full-year EPS outlook of $2.82 to $2.85 from continuing operations

Reconciliations of non-GAAP amounts are set forth in the attached financial tables. Organic sales are defined as volume plus price or total sales growth excluding the impact of foreign exchange and acquisitions and divestitures. Operating Free Cash Flow is defined as cash from operations less capital expenditures net of proceeds from disposal of Property, Plant & Equipment. Also, constant currency as used in this press release is defined as the reported amount adjusted for translation (the effect of changes in average foreign exchange rates between the current period and the corresponding prior year), the impact of the fluctuation in the British Pound versus the Euro and U.S. Dollar cross rates on U.K. transaction costs (impact of currency on particular transactions such as raw material sourcing), and the impact of current and prior year foreign currency translation hedges.

H.J. Heinz Company (NYSE:HNZ) today reported exceptionally strong third-quarter results, with dynamic growth of 12.7% in sales, 13.8% in operating income and 9.2% in earnings per share from continuing operations.

For the fiscal third quarter ended January 27, 2010, Heinz reported sales of $2.68 billion, operating income of $437 million and EPS of $0.83 from continuing operations. The Company’s performance was driven by organic sales growth, and improved gross margin (up 180 basis points) resulting from productivity improvements and higher net pricing. EPS growth for the quarter was favorably impacted by $0.01 from net currency movements. Operating free cash flow increased 88% to $439 million, reflecting Heinz’s strong profit growth and its strategic focus on cash.

Top-line growth for continuing operations was fueled by:

  Organic sales growth of 15.5% (18.0% reported) in Emerging Markets, led by higher sales in Indonesia, Russia and India;
  5.3% organic sales growth (15.2% reported) in the Company’s Top 15 brands; and
  Strong volume growth of 4.3% in U.S. Retail and 9.1% in the U.K. as Heinz increased its third-quarter marketing investments by 41% to drive volume growth and strengthen brand equity.

Heinz Chairman, President and CEO William R. Johnson said: “Our excellent third-quarter performance reflects strong execution of our strategy to accelerate growth in Emerging Markets and increase consumer marketing and innovation to drive volume growth in key developed markets, especially the U.K. and U.S. retail businesses. After delivering our 19th consecutive quarter of organic sales growth, Heinz remains on track to deliver our recently increased Fiscal 2010 EPS outlook of $2.82 to $2.85 from continuing operations.”

Third-Quarter Results from Continuing Operations

Heinz delivered global organic sales growth of 3.0% (reported 12.7%), led by the 15.5% organic (18% reported) growth in Emerging Markets.

The dynamic growth in Emerging Markets was led by higher sales of Complan® and Glucon D® nutritional beverages in India, ABC® brand sauces and beverages in Indonesia, and Heinz® Ketchup in Russia, the world’s second-largest ketchup market, where Heinz now holds the number-one share.

Total volume increased 1.2% as growth in U.S. Retail and the U.K. was partially offset by lower volume in Australia and U.S. Foodservice. Volume in U.S. Foodservice reflected industry trends and the Company's efforts to simplify the business through SKU reductions.

Net pricing increased sales by 1.8%, primarily reflecting the carryover impact of price increases taken in the fourth quarter of Fiscal 2009 across the Company’s portfolio to help offset increased commodity costs.

Acquisitions, net of divestitures, increased sales by 2.9%, driven largely by the prior year acquisition of Golden Circle in Australia. Foreign exchange translation rates increased sales by 6.9% compared with the third quarter of the prior year.

Gross profit margin increased 180 basis points to 37.5%, reflecting productivity improvements, along with higher net pricing and volume. Input costs rose approximately 4%, reflecting higher costs for commodities such as potatoes, oils, glass and tinplate, and the impact of transaction currency costs.

SG&A increased 21.7% in the quarter, reflecting a 41% increase in marketing investments, a $30 million impact from foreign exchange translation rates, acquisitions, higher pension expenses and the timing of variable compensation accruals.

The Company’s 13.8% growth in operating income largely reflected organic sales growth, productivity improvements and the favorable impact from foreign exchange translation rates, partially offset by higher SG&A and commodity costs.

Other expenses were up $20 million due to prior year currency gains.

The effective tax rate for the third quarter of Fiscal 2010 was 27.2%, up 130 basis points from 25.9% a year ago.

EPS from continuing operations was $0.83, up 9.2% versus year ago. Including discontinued operations (discussed below), Heinz reported third-quarter net income of $229 million, or $0.72 per share versus $242 million, or $0.76 per share in the third quarter of Fiscal 2009.

Discontinued Operations

In the third quarter of Fiscal 2010, the Company sold two businesses, whose operating results have been included in discontinued operations:

  Appetizers And, Inc., a frozen hors d’oeuvres business in the U.S. Foodservice segment, resulting in a $15 million pre-tax ($10 million after-tax) loss; and
  The private label frozen desserts business in the U.K., resulting in a $31 million pre-tax ($24 million after-tax) loss.

The divestiture of these businesses is not expected to have a material effect on the ongoing profitability of the Company.

Third-Quarter Marketing Highlights

Heinz increased innovation and marketing to further strengthen its brand equity and meet the quality, value and convenience needs of consumers worldwide. Highlights included:

  It has to be Heinz, a new integrated marketing campaign supporting the family of Heinz brand products in the U.K., helped drive robust third-quarter volume growth while further strengthening the number-one share positions of Heinz soup and beans. In January 2010, a record 57 million cans of Heinz soup were sold in the U.K.
  In the U.S., the Consumer Value Program, a marketing initiative that includes consumer coupons, promotions and increased advertising, helped drive retail volume growth. The campaign primarily focused on Heinz® Ketchup in the third quarter and is now expanding to support Weight Watchers® Smart Ones®, Ore-Ida®, Classico® and T.G.I. Friday's®.
  Heinz® Ketchup held strong number-one shares in 7 of the world’s Top 10 ketchup markets, including the U.S.
  Ore-Ida®, the number-one brand of frozen potatoes in the U.S., launched a new four-pound value package of its popular French fries and made plans to launch Ore-Ida® Sweet Potato Fries.
  In India, Complan® continued to expand its fast-growing line of nutritional beverages with new products for children’s health.
  In Indonesia, ABC introduced new varieties of chili sauce and Mr. Jussie, a healthy beverage for children.
  In China, Heinz prepared to launch its first infant formula in that key Emerging Market, where the Heinz brand of baby food has high awareness and trust among mothers.
  In Russia, Heinz achieved record share in ketchup of 29.2% and market leadership in baby cereal. Heinz is preparing to launch infant formula in Russia as well.
  In February 2010, Heinz announced Dip & Squeeze, a new dual-function foodservice package for Heinz® Ketchup. This breakthrough allows consumers to peel back the label for easy dipping or tear off the tip to squeeze Heinz® Ketchup on their favorite foods.
  Heinz also announced Simply Heinz, a new variety of Heinz® Ketchup made with sugar instead of high fructose corn syrup to give U.S. consumers another great tasting dietary and lifestyle choice.

Third-Quarter Results from Continuing Operations, By Segment

North American Consumer Products

Sales increased 7.0% to $815 million. Volume increased 2.8%, led by U.S. Retail and partially offset by lower volume in Canada. Higher volume in the U.S. reflects new product introductions, increased investments in marketing and promotions, and the timing impact of price increases taken in the prior year. Net price grew 1.0% reflecting the carryover impact of price increases, partially offset by increased promotional spending. Favorable exchange translation rates increased sales 3.0%. Operating income grew 8.2% to $207 million.

Europe

Sales grew 12.1% to $878 million. Volume increased 3.0%, largely due to increased marketing and promotional activities in the U.K. Net price decreased 0.5%, as increased promotional activity was largely offset by the carryover impact of price increases. Favorable foreign exchange translation rates increased sales by 9.7%, while negative foreign exchange transaction rates virtually offset these benefits at operating income. Operating income increased 14.8% to $156 million.

Asia/Pacific

Sales increased 41.1% to $500 million. Volume increased 2.5%, as new products, increased marketing and higher consumer demand drove significant growth, particularly in Indonesia, China and India, while volume in Australia declined. Net price increased 0.3%. Acquisitions increased sales 18.5% due to the prior year acquisitions of Golden Circle and La Bonne Cuisine. Favorable exchange translation rates increased sales by 19.9%, largely due to strengthening in the Australian dollar and New Zealand dollar. Operating income increased 51.1% to $48 million.

U.S. Foodservice

Sales of the U.S. Foodservice segment decreased 3.0% to $355 million. Net price increased sales 4.3%, while volume decreased by 7.3%, reflecting softness in U.S. restaurant traffic, promotional timing and ongoing SKU eliminations. Operating income increased 19.3% to $42 million, and benefited from operational improvements in the business, lower commodity costs and a streamlined product portfolio.

Rest of World

Sales increased 17.1% to $133 million. Net price increased sales by 19.0%, largely due to Latin America pricing to mitigate the impact of raw material and labor inflation. Volume increased 1.6% as increases in the Middle East and South Africa more than offset declines in Latin America. Acquisitions increased sales 1.0% due to the acquisition of Papillon in South Africa in the fourth quarter of Fiscal 2009. Foreign exchange translation rates decreased sales 4.6%, largely due to the devaluation of the Venezuelan Bolivar Fuerte late in the third quarter of this year. Operating income increased 42.3% to $17 million.

Year-to-Date (Continuing Operations)

In the nine months ended January 27, 2010, sales increased $275 million, or 3.7%, to $7.77 billion, reflecting net price of 4.2%, offset by a net volume decline of 2.3%. Operating income increased 4.3% to $1.21 billion.

EPS from continuing operations was $2.27, down 3.4% versus a year ago. Including discontinued operations, total net income attributable to H.J. Heinz Company was $673 million, or $2.11 per diluted share, compared with $748 million, or $2.34 per diluted share a year ago. EPS movement for the year was unfavorably impacted by $0.33 from net currency movements.

MEETING WITH SECURITIES ANALYSTS – INTERNET BROADCASTS

Heinz will host an investor and analyst call today at 8:30 a.m. (Eastern Time). The call will be Webcast live on www.heinz.com and will be archived for playback. Participants (institutional investors and analysts) can call (800) 933-5758 in the U.S. and Canada. A listen-only broadcast for media is available on (800) 955-1760. Corresponding slides will be available for this call on www.heinz.com. The conference call will be hosted by Art Winkleblack, Executive Vice President and Chief Financial Officer.

SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS:

This press release and our other public pronouncements contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified by the words “will,” “expects,” “anticipates,” “believes,” “estimates” or similar expressions and include our expectations as to future revenue growth, earnings, capital expenditures and other spending, dividend policy, and planned credit rating, as well as anticipated reductions in spending. These forward-looking statements reflect management’s view of future events and financial performance. These statements are subject to risks, uncertainties, assumptions and other important factors, many of which may be beyond Heinz’s control, and could cause actual results to differ materially from those expressed or implied in these forward-looking statements. Factors that could cause actual results to differ from such statements include, but are not limited to:

  sales, earnings, and volume growth,
  general economic, political, and industry conditions, including those that could impact consumer spending, competitive conditions, which affect, among other things, customer preferences and the pricing of products, production, and energy costs, competition from lower-priced private label brands,
  increases in the cost and restrictions on the availability of raw materials, including agricultural commodities and packaging materials, the ability to increase product prices in response, and the impact on profitability, the ability to identify and anticipate and respond through innovation to consumer trends, the need for product recalls,
  the ability to maintain favorable supplier and customer relationships, and the financial viability of those suppliers and customers, currency valuations and devaluations and interest rate fluctuations, changes in credit ratings, leverage, and economic conditions and the impact of these factors on the cost of borrowing and access to capital markets, our ability to effectuate our strategy, which includes our continued evaluation of potential acquisition opportunities, including strategic acquisitions, joint ventures, divestitures and other initiatives, including our ability to identify, finance and complete these initiatives, and our ability to realize anticipated benefits from them, the ability to successfully complete cost reduction programs and increase productivity, the ability to effectively integrate acquired businesses,
  new products, packaging innovations, and product mix,
  the effectiveness of advertising, marketing, and promotional programs, supply chain efficiency,
  cash flow initiatives,
  risks inherent in litigation, including tax litigation,
  the ability to further penetrate and grow and the risk of doing business in international markets, economic or political instability in those markets and the performance of business in hyperinflationary environments, such as Venezuela, changes in estimates in critical accounting judgments and changes in laws and regulations, including tax laws, the success of tax planning strategies,
  the possibility of increased pension expense and contributions and other people-related costs, the potential adverse impact of natural disasters, such as flooding and crop failures,

  the ability to implement new information systems and potential disruptions due to failures in information technology systems, with regard to dividends, dividends must be declared by the Board of Directors and will be subject to certain legal requirements being met at the time of declaration, as well as our Board’s view of our anticipated cash needs, and other factors described in “Risk Factors” and “Cautionary Statement Relevant to Forward-Looking Information” in the Company’s Form 10-K for the fiscal year ended April 29, 2009.

The forward-looking statements are and will be based on management’s then current views and assumptions regarding future events and speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the securities laws.

ABOUT HEINZ: H.J. Heinz Company, offering “Good Food Every Day”™ is one of the world’s leading marketers and producers of healthy, convenient and affordable foods specializing in ketchup, sauces, meals, soups, snacks and infant nutrition. Heinz provides superior quality, taste and nutrition for all eating occasions whether in the home, restaurants, the office or “on-the-go.” Heinz is a global family of leading branded products, including Heinz® Ketchup, sauces, soups, beans, pasta and infant foods (representing over one third of Heinz’s total sales), Ore-Ida® potato products, Weight Watchers® Smart Ones® entrees, T.G.I. Friday’s® snacks, and Plasmon infant nutrition. Heinz is famous for its iconic brands on six continents, showcased by Heinz® Ketchup, The World’s Favorite Ketchup®.

H.J. Heinz Company and Subsidiaries
Consolidated Statements of Income
(In Thousands, Except per Share Amounts)

	Third Quarter Ended		Nine Months Ended
	January 27, 2010	January 28, 2009	January 27, 2010	January 28, 2009
	FY2010	FY2009	FY2010	FY2009

Sales	$2,681,702	$2,379,711	$7,770,173	$7,495,563
Cost of products sold	1,676,436	1,528,997	4,939,349	4,802,027

Gross profit	1,005,266	850,714	2,830,824	2,693,536

Selling, general and administrative expenses	568,756	467,272	1,616,837	1,530,058

Operating income	436,510	383,442	1,213,987	1,163,478

Interest income	4,166	25,713	40,341	47,984
Interest expense	71,978	95,931	226,592	254,514
Other (expense)/income, net	(2,438)	17,498	(17,478)	97,125

Income from continuing operations before income taxes	366,260	330,722	1,010,258	1,054,073

Provision for income taxes	99,523	85,659	273,301	290,883
Income from continuing operations	266,737	245,063	736,957	763,190

Loss from discontinued operations, net of tax	(35,588)	(1,287)	(49,389)	(2,671)
Net income	231,149	243,776	687,568	760,519

Less: Net income attributable to the noncontrolling interest	2,622	1,513	15,042	12,582
Net income attributable to H.J. Heinz Company	$228,527	$242,263	$672,526	$747,937

Income/(loss) per common share:
Diluted
Continuing operations attributable to H.J. Heinz Company common shareholders	$0.83	$0.76	$2.27	$2.35
Discontinued operations attributable to H.J. Heinz Company common shareholders	(0.11)	-	(0.16)	(0.01)
Net income attributable to H.J. Heinz Company common shareholders	$0.72	$0.76	$2.11	$2.34

Average common shares
outstanding - diluted	318,036	318,733	317,627	317,995

Basic
Continuing operations attributable to H.J. Heinz Company common shareholders	$0.83	$0.77	$2.28	$2.38
Discontinued operations attributable to H.J. Heinz Company common shareholders	(0.11)	-	(0.16)	(0.01)
Net income attributable to H.J. Heinz Company common shareholders	$0.72	$0.77	$2.13	$2.38

Average common shares
outstanding - basic	315,955	314,538	315,519	313,417

Cash dividends per share	$0.42	$0.415	$1.26	$1.245

Amounts attributable to H.J. Heinz Company common shareholders:
Income from continuing operations, net of tax	$264,115	$243,550	$721,915	$750,608
Loss from discontinued operations, net of tax	(35,588)	(1,287)	(49,389)	(2,671)
Net income	$228,527	$242,263	$672,526	$747,937

(Totals may not add due to rounding)

H.J. Heinz Company and Subsidiaries
Segment Data

(Amounts in thousands)	Third Quarter Ended		Nine Months Ended
	January 27, 2010	January 28, 2009	January 27, 2010	January 28, 2009
	FY2010	FY2009	FY2010	FY2009
Net external sales:
North American Consumer Products	$815,042	$761,605	$2,333,795	$2,330,065
Europe	878,263	783,675	2,493,054	2,543,673
Asia/Pacific	500,060	354,430	1,461,251	1,198,401
U.S. Foodservice	355,091	366,198	1,064,549	1,076,877
Rest of World	133,246	113,803	417,524	346,547
Consolidated Totals	$2,681,702	$2,379,711	$7,770,173	$7,495,563

Operating income (loss):
North American Consumer Products	$207,048	$191,437	$592,121	$551,048
Europe	156,094	136,005	420,089	432,311
Asia/Pacific	47,574	31,489	153,882	148,715
U.S. Foodservice	42,383	35,521	116,699	96,432
Rest of World	16,771	11,786	55,740	39,325
Other:
Non-Operating	(33,360)	(22,796)	(108,795)	(104,353)
Up front productivity charges (a)	-	-	(15,749)	-
Consolidated Totals	$436,510	$383,442	$1,213,987	$1,163,478

The company's revenues are generated via the sale of products in the following categories:

Ketchup and Sauces	$1,087,155	$1,000,414	$3,266,101	$3,176,066
Meals and Snacks	1,176,485	1,036,324	3,205,882	3,188,868
Infant/Nutrition	280,454	252,797	863,982	830,235
Other	137,608	90,176	434,208	300,394
Total	$2,681,702	$2,379,711	$7,770,173	$7,495,563

(a)	Includes costs associated with targeted workforce reductions and asset write-offs related to a factory closure that were part of a corporation-wide initiative to improve productivity.

H.J. Heinz Company and Subsidiaries
Non-GAAP Performance Ratios

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). However, management believes that certain non-GAAP performance measures and ratios, used in managing the business, may provide users of this financial information with additional meaningful comparisons between current results and results in prior periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP. The following table provides the calculation of the non-GAAP performance ratios discussed in the Company's press release dated February 25, 2010:

Operating Free Cash Flow Calculation	Third Quarter Ended
(amounts in thousands)	January 27, 2010		January 28, 2009
	FY 2010		FY 2009
Cash provided by operating activities	$493,246		$292,350
Capital expenditures	(54,249)		(59,229)
Proceeds from disposals of property, plant and equipment	370		230

Operating Free Cash Flow	$439,367		$233,351

Constant Currency Amounts

The following table reconciles the Company's reported results to constant currency results for both the current and prior year periods.

	Reported Results	-	Currency Translation	-	UK Transaction	-	Currency Translation Hedges	=	Constant Currency Results		Currency Impact
Third Quarter Ended January 27, 2010
EPS from continuing operations	$0.83		$0.06		$(0.02)		$-		$0.79	(b)

Third Quarter Ended January 28, 2009
EPS from continuing operations	$0.76		$-		$-		$0.03		$0.73	(c)

Change	$0.07								$0.06		$0.01

Nine Months Ended January 27, 2010
EPS from continuing operations	$2.27		$(0.03)		$(0.08)		$(0.01)		$2.39	(b)

Nine Months Ended January 28, 2009
EPS from continuing operations	$2.35		$-		$-		$0.21		$2.14	(c)

Change	$(0.08)								$0.25		$(0.33)

Organic Sales	Organic Sales Growth (a)	+	Foreign Exchange	+	Acquisitions/ Divestitures	=	Total Net Sales Change

Q3 Emerging Markets	15.5%		2.2%		0.4%		18.0%
Q3 Top 15 brands	5.3%		5.7%		4.2%		15.2%
(a)	Organic sales growth is a non-GAAP measure that excludes the impact of foreign currency translation rates and acquisitions/divestitures.
(b)	Excludes currency translation and UK transaction impact versus FY09 average rates as well as current year translation hedge.
(c)	Excludes prior year translation hedge.

H.J. Heinz Company
Non-GAAP Performance Ratios

Sales Variances
The following table illustrates the components of the change in net sales versus the prior year.

	2006**	2007**	2008	Q109	Q209	Q309	Q409	2009	Q110	Q210	Q310

Total Heinz (Continuing Operations):
Volume	3.9%	0.8%	3.9%	5.4%	(0.9%)	(6.2%)	(1.9%)	(1.1%)	(3.9%)	(3.8%)	1.2%
Price	(0.1%)	2.2%	3.5%	5.3%	7.2%	8.1%	7.6%	7.1%	6.0%	4.6%	1.8%
Acquisition	5.0%	1.3%	0.7%	0.7%	1.2%	2.5%	3.4%	2.0%	3.1%	3.1%	2.9%
Divestiture	(1.2%)	(3.1%)	(0.8%)	0.0%	(0.2%)	(0.1%)	(0.2%)	(0.1%)	(0.2%)	0.0%	0.0%
Exchange	(1.4%)	2.8%	5.2%	4.1%	(3.2%)	(11.3%)	(13.9%)	(6.6%)	(9.0%)	(1.0%)	6.9%
Total Change in Net Sales	6.1%	3.9%	12.3%	15.5%	4.0%	(7.1%)	(5.0%)	1.3%	(4.0%)	2.9%	12.7%
Total Organic Growth (a)	3.8%	3.0%	7.4%	10.7%	6.3%	1.9%	5.7%	6.0%	2.1%	0.8%	3.0%
(a) Organic sales growth is a non-GAAP measure that excludes the impact of foreign currency exchange rates and acquisitions/divestitures.

** Fiscal 2007 had one less week than Fiscal 2006

Amounts have been restated for the disposals of the private label frozen desserts business in the U.K. as well as the Kabobs and Appetizers And, Inc. businesses in the U.S., which were all reported in discontinued operations in Fiscal 2010.

(Totals may not add due to rounding)

CONTACT:
H.J. Heinz Company
Media
Michael Mullen, 412-456-5751
Michael.mullen@us.hjheinz.com
or
Investors
Margaret Nollen, 412-456-1048